Exhibit 5.2

Arena District | 250 West Street | Suite 700 | Columbus, OH 43215-7509

February 23, 2021

Discovery Communications, LLC

8403 Colesville Road

Silver Spring, Maryland 20910

Re:       Offer to exchange up to $1,732,036,000 4.000% Senior Notes due 2055 for a like principal amount of 4.000% Senior Notes due 2055

Ladies and Gentlemen:

We have acted as special Ohio counsel to Scripps Networks Interactive, Inc. (the “Ohio Guarantor”) in connection with the (a) offering by Discovery Communications, LLC (the “Company”), of $1,732,036,000 aggregate principal amount of new 4.000% Senior Notes due 2055 (the “New Notes”) in exchange for an equal amount of outstanding 4.000% Senior Notes due 2055 (the “Old Notes” and, together with the New Notes, the “Notes”), and (b) the full and unconditional guarantee as to the payment of principal and interest on the Notes by Discovery, Inc. (“Discovery”) and the Ohio Guarantor as guarantors (collectively, the “Guarantors”). Capitalized terms used in this opinion letter that are not specifically defined herein have the meanings ascribed to them in Exhibit A.

Except as described in this letter, we are not generally familiar with the Ohio Guarantor’s business, records, transactions or activities. Our knowledge of its business, records, transactions, and activities is limited to the information that is set forth below and on Exhibit A and that otherwise has been brought to our attention by a certificate executed and delivered to us by an officer of the Ohio Guarantor in connection with this opinion letter. We have examined copies, certified or otherwise identified to our satisfaction, of the documents listed in the attached Exhibit A, which is made a part hereof. For the purposes of this opinion letter, the documents listed as items 1 and 2 in Exhibit A are hereinafter referred to collectively as the “Transaction Documents” and the documents listed as items 3 through 11 in Exhibit A are hereinafter referred to collectively as the “Authorization Documents”.

In rendering this opinion letter, we also have examined such certificates of public officials, organizational documents and records and other certificates and instruments as we have deemed necessary for the purposes of the opinions herein expressed and, with your permission, have relied upon and assumed the accuracy of such certificates, documents, records and instruments. We have undertaken such examinations and reviews of the laws of the State of Ohio as we deemed relevant for purposes of this opinion letter, but we have not made a review of, and express no opinion concerning, the laws of any jurisdiction other than the State of Ohio and the laws of the United States of general application to transactions in the State of Ohio.

We have relied upon and assumed the truth and accuracy of the representations, certifications, statements and warranties as to factual matters made in the Transaction Documents and the Authorization Documents and have not made any independent investigation

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February 23, 2021

or verification of any factual matters stated or represented therein. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts or circumstances or the assumed facts set forth herein, we accept no responsibility to make any such investigation, and no inference as to our knowledge of the existence or absence of such facts or circumstances or of our having made any independent review thereof should be drawn from our representation of the Ohio Guarantor. Our representation of the Ohio Guarantor is limited to the transactions contemplated by the Transaction Documents and other matters specifically referred to us by the Ohio Guarantor.

In addition, and without limiting the foregoing, we have, with your permission and without independent investigation, assumed the following in connection with the opinions rendered below:

(a)               The genuineness of all signatures, the legal capacity and competency of natural persons executing any of the documents reviewed by us, where applicable (in each case, whether on behalf of themselves or other persons or entities), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

(b)               The documents that have been or will be executed and delivered in consummation of the transactions contemplated by the Transaction Documents are or will be identical in all material and relevant respects with the copies of the documents we have examined and on which this opinion is based.

(c)               The Authorization Documents are accurate and have not been amended, rescinded, modified, or revoked since the date thereof and remain in full force and effect as of the date hereof.

(d)               All official public records (including their proper indexing and filing) furnished to or obtained by us, electronically or otherwise, were accurate, complete and authentic when delivered or issued and remain accurate, complete and authentic as of the date of this opinion letter.

(e)               We have not examined and render no opinion regarding any terms, agreements or documents (other than the Transaction Documents) incorporated by reference into the Transaction Documents, and we have assumed, with your permission, that any such terms, agreements or documents so incorporated do not affect the opinions hereby given.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, we are of the opinion that:

1.       The Ohio Guarantor is a corporation incorporated and, based solely on the Ohio Guarantor’s Certificate of Good Standing, validly existing under the law of the State of Ohio.

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February 23, 2021

2.       The Ohio Guarantor has all requisite corporate power and corporate authority under the law of the State of Ohio to enter into and deliver the Supplemental Indenture (including the guarantees set forth therein) and to perform its obligations thereunder.

3.       The execution and delivery by the Ohio Guarantor of the Supplemental Indenture (including the guarantees set forth therein) and the performance by the Ohio Guarantor of its obligations thereunder have been duly authorized by all requisite corporate action on the part of the Ohio Guarantor.

4.       The execution and delivery by the Ohio Guarantor of the Supplemental Indenture (including the guarantees set forth therein) does not, and the performance by the Ohio Guarantor of the financial obligations thereunder will not, conflict with or violate (a) applicable provisions of Ohio statutory law or regulation or (b) the Ohio Guarantor’s Articles of Incorporation or Code of Regulations. The opinion expressed herein is limited to those statutes, rules and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being applicable to the Ohio Guarantor and the transactions contemplated by the Transaction Documents.

Each of the opinions set forth above is limited by its terms and subject to the assumptions hereinabove stated and is further subject to the following qualifications, exceptions and limitations, none of which shall limit the generality of any other assumption, qualification, exception or limitation or expand any opinion rendered herein.

A.                We have not considered and do not express an opinion with respect to any Federal or state (including Ohio) securities, tax, or antitrust laws and regulations. Our opinions set forth in this letter are expressly subject to the effect of the application of all Federal and state (including Ohio) securities, tax and antitrust laws and regulations.

B.                 We express no opinion as to the legality, validity, binding effect, or enforceability of any Transaction Document or of the Notes.

C.               We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent (direct or indirect) (i) where such guarantee is not bona fide under Ohio law, or (ii) to the extent that it has not been determined that such subsidiary has benefited from the incurrence of the indebtedness by its parent (direct or indirect) or if any such benefit is measured other than by the extent to which the proceeds of the indebtedness incurred by its parent (direct or indirect) are, directly or indirectly, made available to such subsidiary for its corporate, limited liability company or other analogous purposes.

D.               Our opinion may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally, including without limitation laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Discovery Communications, LLC

February 23, 2021

E.                  We express no opinion and make no statements concerning or with respect to any statutes, ordinances, administrative decisions, rules, and regulations of counties, towns, municipalities, and special political subdivisions.

The opinions expressed herein are matters of professional judgment, are not a guarantee of result and are effective only as of the date hereof. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein. We express no opinion other than as hereinbefore expressly set forth. No expansion of the opinions expressed herein may or should be made by implication or otherwise.

We hereby consent to the filing of this letter as Exhibit 5.2 to the Form S-4 to be filed on or about February 23, 2021, which Form S-4 will be incorporated by reference into the Registration Statement, and to the reference to this firm therein and in the related Preliminary Prospectus Supplement under the heading “Legal Matters”. In giving this consent, we do not imply or admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. Subject to the foregoing, this opinion letter is furnished to you and may be relied upon by Wilmer Cutler Pickering Hale and Dorr LLP in connection with the filing of the Form S-4 and the Preliminary Prospectus Supplement.

Very truly yours,

/s/ Ice Miller LLP

EXHIBIT A

LIST OF DOCUMENTS REVIEWED

1.	Indenture, dated as of August 19, 2009, among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Base Indenture”), as supplemented and amended by the Nineteenth Supplemental Indenture, dated as of September 21, 2020, among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

2.	Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”), as filed on or about February 23, 2021, and the preliminary prospectus supplement, dated as of February 23, 2021 (the “Preliminary Prospectus Supplement”).

3.	Certificate of Good Standing of the Ohio Guarantor, issued by the Ohio Secretary of State on February 17, 2021.

4.	Amended and Restated Articles of Incorporation of the Ohio Guarantor as certified by the Ohio Secretary of State on February 17, 2021 (the “Articles of Incorporation”).

5.	Amended Code of Regulations for the Ohio Guarantor (the “Code of Regulations”), as certified by an authorized officer of the Ohio Guarantor as of September 10, 2020, to be a true and complete copy of such Code of Regulations, as amended.

6.	Resolutions adopted by the unanimous written consent of all of the members of the board of directors of the Ohio Guarantor, dated as of September 9, 2020, with respect to the transactions contemplated by the Transaction Documents.

7.	Officer’s Certificate to Wilmer Cutler Pickering Hale and Dorr LLP, dated as of September 10, 2020, as to certain factual matters.

8.	Secretary’s Certificate of the Ohio Guarantor, dated as of September 21, 2020, as to certain factual matters.

9.	Officer’s Certificate of the Ohio Guarantor, dated as of September 21, 2020, as to certain factual matters.

10.	Officer’s Certificate of Wilmer Cutler Pickering Hale and Dorr LLP, dated as of February 23, 2021, as to certain factual matters.

11.	Officer’s certificate of the Company, Discovery, and the Ohio Guarantor, dated as of February 23, 2021, as to certain factual matters.